Exhibit 99.1

LENOX GROUP INC. OBTAINS WAIVER AND AMENDMENT OF

CREDIT AND LOAN FACILITIES

EDEN PRAIRIE, Minn. — February 14, 2007 — Lenox Group Inc. (NYSE:LNX), a leading tabletop, collectible and giftware company, today reported that it had reached agreement with its lenders to amend the Company’s outstanding revolving and term credit facilities to adjust certain financial coverage ratios and to waive the Company’s noncompliance with such ratios as of December 31, 2006. These amendments will remain in effect for the period ending April 30, 2007, provided the Company remains in compliance with the terms of the amended credit facilities. As of February 9, 2007, the total aggregate amount outstanding under the Company’s revolving and term credit facilities was $94,534,766.

Marc L. Pfefferle, Interim Chief Executive Officer, said, “These amendments and waivers are an important first step in strengthening the Lenox Group and improving its overall operational effectiveness with the goal of maximizing the profit potential of its outstanding brands. We are on course to deliver by mid-March an updated business plan for fiscal 2007.”

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Dansk and Gorham brand names. The Company sells its products through wholesale customers who operate gift, specialty and department stores in the United States and Canada, company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Such risk and uncertainties that could affect performance include, but are not limited to, the ability of Lenox Group Inc. to: (1) integrate Lenox into its business; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt under its credit facilities; (4) remain in compliance with the terms of its amended credit facilities; (5) negotiate successfully on or before April 30, 2007 amendments to its existing credit facilities, or, in the alternative, new credit agreements with other lenders; and (6) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2005 dated March 16, 2006 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact:

Timothy J. Schugel

Lenox Group Inc.

(952) 944-5600